Exhibit 10(a)

Adtalem Global Education Inc.

Performance-Based Restricted Stock Unit Award Agreement (Executive Officer)

Participant Name : Participant Address : Awards Granted : Award Type : Grant Name : Award Accepted on : Award Date :

THIS AGREEMENT, made and entered into as of the Award Date by and between Adtalem Global Education Inc., a Delaware corporation(“Adtalem”), and the Participant.

WHEREAS, Adtalem maintains the Adtalem Global Education Inc. Amended and Restated Incentive Plan of 2013 (the “Plan”); and

WHEREAS, the Participant is an officer of Adtalem or one of its subsidiaries who is subject to Section 16 of the Securities and Exchange Act of 1934 and has been selected by the Compensation Committee of Adtalem’s Board of Directors (the “Committee”) to receive an award of Restricted Stock Units (this award is referred to as "Performance Shares" in this Agreement because it represents the Participant`s ability to receive actual shares of common stock of Adtalem (“Common Stock”) as described in this Agreement).

NOW, THEREFORE, Adtalem and the Participant hereby agree as follows:

1.Agreement.  This Agreement evidences the award to the Participant of the number of Performance Shares set forth above relating to the Common Stock.  Each Performance Share represents the right to receive a share of Common Stock following the end of the Performance Period, as described in this Agreement.  The Agreement and the Performance Share award shall be subject to the following terms and conditions and the provisions of the Plan, including the Long-Term Incentive Program(“LTIP”) adopted by the Committee, which are hereby incorporated by reference.  A copy of the Plan and the LTIP may be obtained by the Participant from the office of the Secretary of Adtalem.

2.Performance Account. Adtalem shall maintain an account (the “Account”) on its books in the name         of the Participant which shall reflect the number of Performance Shares awarded to the Participant and the number of Performance Shares in which the Participant becomes vested.

3.Vesting.

(a)Except as described in this Section 3 and in Section 5, the Participant shall become vested  in a  portion of his or her Performance Shares at the end of the Performance Period, as described in Exhibit I to this Agreement, provided that he or she remains in continuous employment with Adtalem or an affiliate until the date the Committee certifies as to the achievement of the performance goals for a Performance Period   (the “Certification Date”).

(b)If the Participant’s employment with Adtalem and all affiliates terminates prior to the Certification Date due to death, disability or retirement, the Performance Shares shall remain outstanding and shall continue to vest during the Performance Period as if the Participant’s employment had not terminated, and the vested shares shall be settled as described in Section 4 of this Agreement.  For this purpose:

(i)“disability” means the Participant’s being determined to be disabled under Adtalem’s long-term disability plan as in effect from time to time, regardless of whether the Participant is an actual participant in such plan (if the Participant is a participant in such plan, the determination of disability shall be made by the party responsible for making such determination under the plan, and if the Participant is not a participant in such plan, the determination of disability shall be made by the Committee in its sole discretion);

(ii)“retirement” means the Participant’s termination without cause (as defined in Section5(d)(i)) on or after the date on which the Participant has attained age 55 and the sum of his or her age and service equals or exceeds 65 (with age and service determined in fully completed years); and

(iii)“service” means the Participant’s period of employment with Adtalem and all affiliates (including any predecessor company or business acquired by Adtalem or any affiliate, provided the Participant was immediately employed by Adtalem or any affiliate).

(c)If the Participant’s employment with Adtalem and all affiliates terminates during the Performance Period or prior to the Certification Date other than due to death, disability or retirement, Adtalem may, in its sole discretion, enter into a written agreement, with the Participant providing that the Performance Shares  shall remain outstanding and shall continue to vest during the Performance Period as if the Participant’s  employment had not terminated for one year following the  date the Participant’s employment terminates and vested Performance Shares shall be settled pursuant  to Section 4 despite the Participant’s termination before the Certification Date.  Adtalem shall have  complete discretion, which need not be exercised in a consistent manner, whether to enter into such an  agreement (which agreement may be conditioned upon the Participant's execution of a release of claims, actions following the Participant's termination of  employment or such other factors as Adtalem   may determine), and the Participant shall have no rights under the Section 3(c) unless such an  agreement, specifically referring to this award, is entered into in writing.

(d)Any Participant whose employment terminates due to retirement as described in Section 3(b) or who enters into an agreement as described in Section 3(c) must execute and deliver to Adtalem an agreement, in a form prescribed by Adtalem, and in accordance with procedures established by Adtalem, that he or she will not compete with, or solicit employees of, Adtalem and its affiliates from the date of   retirement or termination until the Certification Date, and that he or she releases all claims against Adtalem and its affiliates. If the Participant fails to

execute such agreement, or if the agreement is revoked by the   Participant, the Performance Share award shall be immediately forfeited to Adtalem.

(e)If the Participant’s employment with Adtalem and all affiliates terminates prior to the Certification Date for any reason other than death, disability, retirement or mutual agreement, the Participant’s entire Performance Share award, including any previously vested portion, shall be forfeited to Adtalem on the date of the Participant’s termination.

(f)For purposes of this Agreement, the term “affiliate” means each entity with whom Adtalem would be considered a single employer under Sections 414(b) and 414(c) of the Code, substituting “at least 50%” instead of “at least 80%” in making such determination.

(g)The foregoing provisions of this Section 3 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Participant and Adtalem, and the provisions in such employment security agreement or severance agreement concerning vesting of a Performance Share award shall supersede any inconsistent or contrary provision of this Section 3.

4.Incentive Compensation Recovery Policy. The Performance Shares granted pursuant to this Agreement are subject to the terms and conditions of the Incentive Compensation Recovery Policy (the “Recovery Policy”) adopted by the Adtalem Board of Directors on November 8, 2023, as may be amended at any time or from time to time.  A copy of the Recovery Policy is included as Exhibit “A” to this Agreement and is incorporated herein by reference.  Your acceptance of this Agreement constitutes your acknowledgement and acceptance of the Recovery Policy included herewith.

5.Settlement of Award. Following the Certification Date, Adtalem shall distribute to the Participant, or his or her personal representative, beneficiary or estate, as applicable, a number of shares of Common Stock equal to the number of Performance Shares that have vested and have not been forfeited in accordance with Section 3. Such shares shall be delivered within 30 days following the Certification Date.

6.Change in Control.

(a)In the event of a Change in Control of Adtalem (as defined in the Plan), the Committee will determine in good faith the number of Performance Shares that would have been anticipated to vest at the end of the Performance Period, based upon the extent to which the performance goals have been attained at the time of the Change in Control and such other factors as the Committee deems appropriate (the “Adjusted Shares”),and a number of Performance Shares equal to the Adjusted Shares shall vest on the last day of the Performance Period (subject to the remaining provisions of this Agreement); provided that if the Participant’s employment with Adtalem and all affiliates is terminated without cause or for good reason within twenty four months following the Change in Control then, unless Section 6 (b) or 6 (c) applies, the Participant shall be treated as having been employed through the Certification Date, and shall become immediately vested in a number of his or her Performance Shares equal to the Adjusted Shares.

(b) Notwithstanding the foregoing, if as a result of the Change in Control either Adtalem or the  successor to its business ceases to be publicly traded, or the successor to Adtalem does not assume this  award, or issue a new award in substitution for it, the Committee shall have the sole discretion to provide for accelerated vesting of a number of Performance Shares equal to the Adjusted shares and  take other appropriate actions with respect to the award, including (i) to cause such Performance  Shares award to be settled in shares of Common stock equal to the number of Adjusted Shares, which shares shall be subject to the terms of the change in Control event in the same manner as the other  shares of outstanding Common stock, or (ii) to provide for the mandatory purchase of the Performance   share award for an amount of cash equal to the then fair market value of the Common Stock,  multiplied by the number of Adjusted Shares.

(c)In lieu of calculating the number of Adjusted Shares pursuant to Section 5(a),the Committee may,  unless Section 6 (b) applies, provide for the award of Performance Shares to remain outstanding, or for a   new award to be issued in lieu of the award of Performance Shares, with such modifications to the  performance goals as the Committee determines to be equitable and appropriate, in which event the  Performance Share award shall vest on the Certification Date (subject to the remaining terms of this Agreement), and if the Participant's employment with Adtalem and all affiliates is terminated without cause   or for good reason prior to the Certification Date but within twenty-four months after the Change in Control  then, in lieu of the provisions of section 3, the Performance Shares shall remain outstanding and shall continue to vest during the Performance Period as if the Participant's employment had not terminated.

(d)For purposes of this Section 6:

(i)"cause" means (A) the commission of a felony or other crime involving moral turpitude or the  commission of any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (B) willful failure to perform duties as reasonably directed by the Chief executive Officer of Adtalem or its successor (the "CEO") or the CEO's designee, (C) the Participant's gross negligence or willful misconduct with respect to the performance of  the Participant's duties, or (D) obtaining any personal profit not fully disclosed to and approved by the Adtalem Board of Directors in connection with any transaction entered into by, or on behalf of, Adtalem or its successor; and

(ii)"good reason" means, without the Participant's consent, (A) material diminution in title, duties,   responsibilities or authority ; (B) reduction of base salary, bonus target or employee benefits except for across-the-board changes for Participants at the Participant's level; (C) exclusion from employee benefit/compensation plan otherwise applicable to employees at the Participant's level; (D) a material breach of any employment agreement between Adtalem and Participant that Adtalem or its successor has not cured within thirty (30) days after the Participant has provided Adtalem or its successor notice of the material breach which shall be given within sixty (60) days of the Participant's knowledge of the  occurrence of the material breach; or (E) resignation in compliance with securities, corporate governance or other applicable law (such as the US Sarbanes-Oxley Act) as specifically applicable to such Participant (other than by reason of a breach by Participant of any such law).For avoidance of  doubt, a change in reporting relationship to the CEO's designee shall not constitute "good reason".

7.Withholding Taxes. The Participant shall pay to Adtalem an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements arising in connection with the settlement of the Performance Share award prior to the delivery of any shares of Common Stock subject to such Performance Share award. Payment of such taxes may be made by one or more of the following methods:  (a) in cash, (b) in cash received from a broker-dealer to whom the Participant has submitted irrevocable instructions to deliver the amount of withholding tax to Adtalem from the proceeds of the sale of shares subject to the Performance Share award, (c) by directing Adtalem to withhold a number of shares otherwise issuable pursuant to the Performance Share award with a fair market value equal to the tax required to be withheld, or (d) by delivery(including attestation) to Adtalem of other Common Stock owned by the Participant that is acceptable to Adtalem, valued at its fair market value on the date of payment.

8.Rights as Stockholder.  The Participant shall not be entitled to any of the rights of a stockholder of Adtalem with respect to the Performance Share award, including the right to vote and to receive dividends and other distributions, until and to the extent the Performance Share award is settled in shares of Common Stock.

9.Share Delivery. Delivery of any shares in connection with settlement of the Performance Share award will be by book-entry credit to an account in the Participant’s name established by Adtalem with Adtalem’s transfer agent, or upon written request from the Participant (or his or her personal representative, beneficiary or estate, as the case may be), in certificates in the name of the Participant (or his or her personal representative, beneficiary or estate).

10.Award Not Transferable.  The Performance Share award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order.  The Performance Share award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind.  Any attempted assignment, transfer, pledge, or encumbrance of the Performance Share award, other than in accordance with its terms, shall be void and of no effect.

11.Beneficiary Designation.  The Participant may, from time to time, name any beneficiary or beneficiaries to whom distribution of the shares of Common Stock subject to the vested portion of the Performance Share award is to be made, in the event of his or her death.  Each such designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant with the Committee during his or her lifetime.  In the absence of any such designation, or if all beneficiaries predecease the Participant, then the Participant’s beneficiary shall be his or her estate.

12.Administration.  The Performance Share award shall be administered in accordance with the LTIP and with such regulations as the Committee shall from time to time adopt.

13.Governing Law. This Agreement, and the Performance Share award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

14.Restrictive Covenants.  The Participant’s acceptance of this Agreement signifies the Participant’s agreement that:  (a) this Performance Share award is good and valuable consideration for any restrictive covenant agreement entered into between the Participant and Adtalem in connection with this award; and (b) whether or not vested, this Performance Share award is subject to forfeiture or clawback, as applicable, upon the Participant’s breach of any restrictive covenant agreement between the Participant and Adtalem, and as set forth in the Recovery Policy attached hereto and incorporated herein.

15.Acceptance of Agreement by Participant.  The Participant’s receipt of the Performance Share is conditioned upon the acceptance of this Agreement by the Participant no later than 60 days after the Award Date set forth above or, if later, 30 days after the Participant receives this Agreement.  Upon execution of the Agreement, the Participant and Adtalem signify their agreement with the terms and conditions of this Agreement.

SEE ADTALEM GLOBAL EDUCATION INC.

INCENTIVE COMPENSATION RECOVERY POLICY INCLUDED HERWITH

Exhibit A

Adtalem Global Education Inc.

Incentive Compensation Recovery Policy (the “Policy”)

1. Recovery of Excess Incentive Compensation. If Adtalem Global Education Inc. (the “Company”) is required to prepare a Restatement, the Company’s board of directors (the “Board”) shall, unless the Board’s Compensation Committee determines it to be Impracticable, take reasonably prompt action to recover all Recoverable Compensation from any Covered Person. The Company’s obligation to recover Recoverable Compensation is not dependent on if or when the restated financial statements are filed. Subject to applicable law, the Board may seek to recover Recoverable Compensation by requiring a Covered Person to repay such amount to the Company; by adding “holdback” or deferral policies to incentive compensation; by adding post-vesting “holding” or “no transfer” policies to equity awards; by set-off of a Covered Person’s other compensation; by reducing future compensation; or by such other means or combination of means as the Board, in its sole discretion, determines to be appropriate. This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or off-set against any Covered Person that may be available under applicable law or otherwise (whether implemented prior to or after adoption of this Policy). The Board may, in its sole discretion and in the exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding any Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate. Additionally, the Board may, in its sole discretion, take action to recover Incentive-Based Compensation if any Covered Person breaches or violates a restrictive covenant or engages, participates in or is determined by the Board to be guilty of misconduct or intentional or reckless acts or omissions or serious neglect of responsibilities that cause or contributes to a significant financial loss or reputational harm to the Company or its institutions even in the absence of a Restatement.

2. Administration of Policy. The Board shall have full authority to administer, amend or terminate this Policy. The Board shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Board shall be final, binding and conclusive. The Board may delegate any of its powers under this Policy to the Compensation Committee of the Board or any subcommittee or delegate thereof.

3. Acknowledgement by Executive Officers. The Board shall provide notice to and seek written acknowledgement of this Policy from each Executive Officer; provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.

4. No Indemnification. Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, no Covered Person shall be indemnified against the loss of any Recoverable Compensation.

5. Disclosures. The Company shall make all disclosures and filings with respect to this Policy and maintain all documents and records that are required by the applicable rules and forms of the U.S. Securities and Exchange Commission (the “SEC”) (including, without limitation, Rule 10D-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and any applicable Exchange listing standard.

6. Definitions. In addition to terms otherwise defined in this Policy, the following terms, when used in this Policy, shall have the following meanings:

“Applicable Period” means the three completed fiscal years preceding the earlier to occur of: (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. “Applicable Period” also includes, in addition to the three fiscal year period described in the preceding sentence, any transition period (that results from a change in the Company’s fiscal year) within or immediately following that completed three fiscal year period; provided, further, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.

“Covered Person” means any person who receives Recoverable Compensation.

“Exchange” means any national securities exchange or national securities association upon which the Company has a class of securities listed.

“Executive Officer” includes the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of the Company’s subsidiaries or affiliates) who performs similar policy-making functions for the Company. At a minimum, the term “Executive Officer” shall include all executive officers identified in SEC filings pursuant to Item 401(b) of Regulation S-K, 17 C.F.R. §229.401(b).

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part (including “non-GAAP” financial measures, such as those appearing in earnings releases) from such measures; provided, however, that any such measure need not be presented within the Company’s financial statements or included in a filing made with the SEC. Examples of Financial Reporting Measures include measures based on: revenues, net income, operating income, financial ratios, EBITDA, liquidity measures (such as free cash flow), return measures (such as return on assets or return on invested capital), profitability of one or more segments, and cost per employee. Stock price and total shareholder return (“TSR”) also are Financial Reporting Measures.

“Impracticable” means, after exercising a normal due process review of all the relevant facts and circumstances and taking all steps required by Exchange Act Rule 10D-1 and any applicable Exchange listing standard, the Compensation Committee determines that recovery of the Recoverable Compensation is impracticable because: (i) it has determined that the direct expense that the Company would pay to a third party to assist in enforcing this Policy and recovering the otherwise Recoverable Compensation would exceed the amount to be recovered; (ii) it has concluded that the recovery of the Recoverable Compensation would violate home country law adopted prior to November 28, 2022; or (iii) it has determined that the recovery of the Recoverable Compensation would cause a tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. The Company must: (i) in the case of clause (i) of the preceding sentence, prior to making that determination, make a reasonable attempt to recover any Recoverable Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange; and (ii) in the case of clause (ii) of the preceding sentence, obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and provide that opinion to the Exchange.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure; however, it does not include: (i) base salaries; (ii) discretionary cash bonuses; (iii) awards (either cash or equity) that are based upon subjective, strategic or operational standards; and (iv) equity awards that vest solely on the passage of time.

“Received” – Incentive-Based Compensation is deemed “Received” in any Company fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Recoverable Compensation” means all Incentive-Based Compensation (calculated on a pre-tax basis) Received after October 2, 2023 by a Covered Person: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation; (iii) while the Company had a class of securities listed on an Exchange; and (iv) during the Applicable Period, that exceeded the amount of Incentive-Based Compensation that otherwise would have been Received had the amount been determined based on the Financial Reporting Measures, as reflected in the Restatement. With respect to Incentive-Based Compensation based on stock price or TSR, when the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the Incentive-Based Compensation Received by the Covered Person originally was based; and (ii) the Company must maintain documentation of the determination of the reasonable estimate and provide such documentation to the Exchange.

“Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (often referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (often referred to as a “little r” restatement). A Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

Adopted by the Board of Directors on November 8, 2023